Exhibit 99

For Immediate Release

Contact:	Michael A. Piraino
EVP and Chief Financial Officer
Epicor Software Corporation
Irvine, CA, USA
949/585-4595
michael@epicor.com

Lasse Glassen
Financial Relations Board
8687 Melrose Avenue 7th Floor
Los Angeles, CA, USA
310/854-8313
lglassen@financialrelationsboard.com

Epicor® Reports Second Quarter 2006 Earnings

Company Achieves Record Revenues with 40% Year-Over-Year Increase in Second

Quarter Total Revenues Driven by Strong License Fee Growth of 31% and Solid

Performance by CRS and Organic Businesses

Company Raises Guidance for 2006 Full-Year Revenue and Non-GAAP EPS

IRVINE, Calif., July 26, 2006 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today reported its financial results for the second quarter ended June 30, 2006. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q early next month.

“I am very pleased with our second quarter results, which exceeded our expectations for total revenue, non-GAAP EPS and cash flow from operations,” said George Klaus, chairman and CEO of Epicor. “This strong performance was driven by operating excellence throughout every market we address and across all of our product and services offerings. License revenue growth was strong, supported by continued robust customer migrations to Epicor Vantage 8.0 plus the addition of 179 new customers during the quarter. We are very excited about the market’s overwhelming support and adoption of Epicor’s Vantage Web services-based manufacturing suite and we are seeing the opportunity to drive additional revenues from migrations. In addition, the integration of CRS Retail Systems continues to exceed our expectations with solid revenue growth and the addition of several important new customers.”

“We entered the second half of 2006 with a very healthy pipeline and we continue to see strong demand for our products and services from both new and existing customers in the Americas and abroad. This strong customer demand, supported by a growing pipeline and the operating momentum from our better-than-expected second quarter results, makes us confident in our ability to drive strong performance during the remainder of the year. As a result of our strong second quarter and the favorable customer climate we are experiencing, we are increasing our full year 2006 consolidated revenue guidance to $378 to $383 million, and increasing non-GAAP EPS guidance to $0.71 to $0.72 per diluted share.”

Operating Summary

Total revenues for the second quarter grew 40.2% to a record $99.5 million, compared with $71.0 million in the prior year’s quarter. Excluding stronger than expected total revenue contributions of $22.0 million from CRS Retail Systems Inc., which was acquired on December 6, 2005, total revenues increased 9.1% to $77.5 million. Second quarter license fees were up 30.6% to $24.0 million, compared to $18.4 million in the second quarter of 2005. Excluding contributions by CRS of $3.3 million, License fees increased 12.6% to $20.7 million. Consulting revenue for the second quarter of 2006 grew 48.5% to $27.3 million, compared with $18.4 million in the second quarter of 2005. Excluding CRS consulting revenues of $5.6 million, consulting revenue increased 18.2% to $21.7 million. Maintenance revenue for the second quarter of 2006 grew 12.1% to $37.5 million, compared with $33.5 million in the second quarter of 2005. Excluding contributions from CRS of $3.0 million, maintenance revenue grew 3.1% to $34.5 million. Hardware and other revenue for the second quarter of 2006 grew to $10.7 million from $0.8 million in the second quarter last year. Excluding contributions from CRS of $10.2 million, hardware and other revenue was $0.6 million.

For the second quarter, the Company reported GAAP net income of $7.1 million or $0.12 per diluted share, compared with $29.6 million, or $0.52 per diluted share, in the prior year’s period, which included the positive impact of $0.35 per diluted share related to a non-cash income tax benefit due to the release of a deferred tax valuation allowance. In the second quarter of 2006 non-GAAP earnings were $11.2 million, or $0.20 per diluted share, compared with non-GAAP earnings of $12.9 million, or $0.23 per diluted share, in the same period last year. For comparative purposes, second quarter 2005 fully taxed non-GAAP EPS was $0.16 per diluted share. Non-GAAP earnings per share growth when fully taxed numbers are compared was 25%. Non-GAAP earnings exclude amortization of intangible assets and stock-based compensation expense, each net of tax and the non-cash income tax benefit.

Balance Sheet Summary

The Company’s balance sheet at June 30, 2006 included cash and cash equivalents of $64.5 million, which was bolstered by more than $19.0 million in cash flow from operations during the quarter. The Company’s total debt balance as of June 30, 2006 was $117.0, which includes a $100 million term loan and $16.7 million drawn on its $100 million revolving credit facility. Subsequent to June 30, 2006, a $6.7 million payment was made, reducing the current outstanding balance to $110.3 million.

At quarter-end, net accounts receivable was $68.3 million. Days sales outstanding (DSOs) decreased to 62, down from 70 in the first quarter 2006, driven by strong collections. Working capital increased by $7.0 million to $36.9 million at the end of the second quarter of 2006 from $29.9 million at the end of the first quarter of 2006.

Third Quarter and Full Year 2006 Guidance

The Company expects total revenues for the third quarter to be approximately $93 million. GAAP earnings per diluted share for the third quarter 2006 is expected to be $0.09 with non-GAAP earnings, as described above, of $0.17 per diluted share, in each case using a weighted average share count of approximately 57 million shares.

The Company is increasing its 2006 full-year guidance. Total revenues for the 2006 year are expected to be in the range of $378 to $383 million, an increase of approximately $6 million from prior full-year estimates. Non-GAAP earnings for 2006 are expected to be in the range of $41 to $42 million. Non-GAAP earnings per diluted share are expected to be in the range of $0.71 to $0.72, an increase from prior estimates of $0.69 to $0.70. Full year non-GAAP earnings per share expectations assume a weighted average share count of 58 million shares. Expected earnings results presume an effective tax rate of approximately 38.0%. As a benchmark, 2005 fully taxed non-GAAP earnings per diluted share were $0.57.

Conference Call Information

The company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PDT.

Date:	Wednesday, July 26, 2006

Time:	2:00 p.m. PDT

Dial in:	+1 (800) 289-0529 or outside the U.S. +1 (913) 981-5523

Conf ID:	Epicor

On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review second quarter 2006 earnings and the outlook for the remainder of 2006. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor became a global leader in the midmarket serving over 20,000 customers in 143 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. CRS is a Trademark of CRS Retail Systems Inc. All other trademarks referenced are the property of their respective owners.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations, continued profitability and activities of Epicor. These forward-looking statements include statements regarding expected revenues, earnings and earnings per share, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K and 10K/A for the year ended December 31, 2005 at pages 17-25 and quarterly report on Form 10Q for the quarter ended March 31, 2006 at pages 36 to 44. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of CRS, and non-GAAP net income, fully taxed non-GAAP net income, non-GAAP net income per diluted share amounts and fully taxed non-GAAP net income per diluted share amounts, which exclude the amortization of intangible assets, stockbased compensation expense, each net of tax and the non-cash income tax benefit. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

-Financial Tables to Follow-

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$64,459	$49,768
Short-term investments	—	3,271
Accounts receivable, net	68,261	67,728
Deferred income taxes	20,823	20,726
Inventory	8,725	4,572
Prepaid expenses and other current assets	9,165	6,759

Total current assets	171,433	152,824

Property and equipment, net	10,963	11,347
Deferred income taxes	22,449	22,449
Intangible assets, net	64,492	73,539
Goodwill	165,712	164,451
Other assets	5,674	4,341

Total assets	$440,723	$428,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,988	$12,150
Accrued expenses	49,689	56,709
Current portion of accrued restructuring costs	2,613	2,812
Current portion of long-term debt	1,103	100
Current portion of deferred revenue	60,092	57,183

Total current liabilities	134,485	128,954

Long-term debt, less current portion	115,863	124,639
Long-term portion of accrued restructuring costs	1,067	1,460
Long-term portion of deferred revenue	1,726	2,284
Long-term deferred income taxes	1,165	1,164

Total long-term liabilities	119,821	129,547

Stockholders’ equity:
Common stock	58	56
Additional paid-in capital	340,701	336,139
Less: treasury stock at cost	(10,679)	(10,679)
Accumulated other comprehensive loss	(1,297)	(1,053)
Accumulated deficit	(142,366)	(154,013)

Total stockholders’ equity	186,417	170,450

Total liabilities and stockholders’ equity	$440,723	$428,951

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
		(as Restated)		(as Restated)
Revenues:
License fees	$23,995	$18,369	$43,306	$34,042
Consulting	27,270	18,358	52,228	35,282
Maintenance	37,533	33,488	73,702	66,734
Hardware and other	10,744	808	14,784	1,749

Total revenues	99,542	71,023	184,020	137,807

Cost of revenues	44,034	25,440	79,795	50,154
Amortization of intangible assets	4,249	2,811	8,494	5,594

Total cost of revenues	48,283	28,251	88,289	55,748

Gross profit	51,259	42,772	95,731	82,059

Operating expenses:
Sales and marketing	16,422	13,661	31,423	27,762
Software development	8,844	7,035	17,176	14,425
General and administrative	13,080	11,093	25,322	22,249

Total operating expenses	38,346	31,789	73,921	64,436

Income from operations	12,913	10,983	21,810	17,623
Interest expense	(2,327)	(295)	(4,211)	(574)
Other income (expense), net	910	(29)	1,196	(183)

Income before income taxes	11,496	10,659	18,795	16,866
Minority interest in income of consolidated subsidiary	—	59	—	90
Provision for income taxes	4,411	(18,954)	7,148	(18,515)

Net income	$7,085	$29,554	$11,647	$35,291

Net income per share:
Basic	$0.13	$0.54	$0.21	$0.65
Diluted	$0.12	$0.52	$0.21	$0.63

Weighted average common shares outstanding:
Basic	55,763	54,486	55,683	54,231
Diluted	56,950	56,592	56,795	56,419

EPICOR SOFTWARE CORPORATION

NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
		(as Restated)		(as Restated)
Net income	$7,085	$29,554	$11,647	$35,291

Add back, net of tax:
Amortization of intangible assets	2,795	2,680	5,629	5,383
Stock-based compensation expense	1,308	591	1,899	1,197

Non-cash income tax benefit	—	(19,917)	—	(19,917)

Non-GAAP earnings	$11,188	$12,908	$19,175	$21,954

Non-GAAP earnings per diluted share	$0.20	$0.23	$0.34	$0.39

Weighted average common shares outstanding:
Diluted	56,950	56,592	56,795	56,419

EPICOR SOFTWARE CORPORATION

2005 FULLY TAXED NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,
2005
Income before income taxes	$10,659
Minority interest in income of consolidated subsidiary	59
Provision for income taxes at statutory tax rates	4,157

Fully taxed net income	$6,443

Add back, net of tax:
Amortization of intangible assets	1,798
Stock-based compensation expense	591

Fully taxed non-GAAP earnings	$8,832

Fully non-GAAP earnings per diluted share	$0.16

Weighted average common shares outstanding:
Diluted	56,592